Exhibit 12.1

School Specialty, Inc.

Ratio of Earnings to Fixed Charges

(Dollars in Thousands)

	Three Months Ended July 26, 2008	Fiscal Year (1)
		2008	2007	2006	2005	2004
Earnings
Income before income taxes -
Continuing operations	$57,616	$73,941	$65,693	$30,829	$70,529	$65,397
Discontinued operations	—	(10,230)	(34,438)	(29,572)	(205)	1,315

Subtotal	57,616	63,711	31,255	1,257	70,324	66,712
Plus:
Fixed charges	6,246	23,322	25,631	22,776	16,301	21,100
Amortization of capitalized interest	18	72	36	49	48	48
Less interest capitalized during period	(45)	(272)	(336)	—	—	—

	$63,835	$86,833	$56,586	$24,082	$86,673	$87,860

Fixed Charges
Interest (expensed or capitalized)	$4,939	$18,157	$21,149	$17,951	$11,623	$16,564
Estimated portion of rent expense representative of interest	797	3,206	3,117	3,511	3,291	2,797
Amortization of deferred financing fees	510	1,959	1,365	1,314	1,387	1,739

	$6,246	$23,322	$25,631	$22,776	$16,301	$21,100

Ratio of earnings to fixed charges	10.2	3.7	2.2	1.1	5.3	4.2

(1)	All fiscal years presented were 52 weeks, except for fiscal 2005, which had 53 weeks.